Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Names Lehman CEO
Proven leader, who was interim CEO, brings direct industry experience

ST. PAUL, Minn. — (July 20, 2011) — Angeion Corporation (NASDAQ: ANGN) today announced that its board of directors has elected Gregg O. Lehman, Ph.D., president and chief executive officer (CEO), and appointed him as a director. Lehman joined Angeion in May as interim CEO.

“Gregg has demonstrated exceptional leadership at the company in a short period and has positively affected our customers, employees, business partners and shareholders,” said Mark W. Sheffert, chairman of the board. “Having worked closely with Gregg at Health Fitness Corporation, I have great confidence in his skills and track record to successfully lead Angeion.”

Lehman brings three decades of executive management and governance experience to Angeion including 20 years in the healthcare industry. Most recently, Lehman served as president, CEO and director for Health Fitness Corporation, a health and fitness center management company, from 2007 to 2010. Prior to that, Lehman held numerous senior-level positions in the medical and education industries including: CEO of Inspiris, Inc., a health care management company; CEO of Gordon Health Solutions, Inc., which provides lifestyle and disease management programs to employers and health plans; CEO of the National Business Coalition on Health (NBCH) in Washington, D.C.; and president of Taylor University in Indiana.

“I’m honored by the opportunity to leverage my background and serve as Angeion’s CEO,” said Lehman. “I look forward to continuing to work with the board and management team, and to leading the organization to achieve our goals. I am dedicated to developing and implementing strategies and action plans to further expand our business lines worldwide.”

During his career, Lehman has served on a number of national boards and committees including the Tennessee Guardian Advisory Council for the National Federation of Independent Business, the American Society of Association Executives, the National Patient Safety Foundation and the Ethical Force Program of the American Medical Association. He is chair of the Care Continuum Alliance’s quality and research committee and serves on the organization’s executive committee of the board of directors; the Care Continuum Alliance is a multi-stakeholder group focused on population health management. Lehman is a frequent writer and speaker on employer healthcare issues and employee health benefits.

For several years, Lehman has been involved with organizations that work to prevent child abuse as well as the United Way. He volunteers his time with the Purdue University School of Education and is a former chair of the Purdue Alumni Advisory Council. In 2006, Lehman was named Purdue’s Alumnus of the Year.

Lehman holds a Bachelor of Science in marketing and business management from Indiana University, and Master of Science and Ph.D. degrees in higher education administration from Purdue University.

About Angeion Corporation
Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names. These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

Forward Looking Statements
The discussion above contains forward-looking statements about Angeion’s future financial results and business prospects that by their nature involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “plan,” “will,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Our actual results may differ materially depending upon a variety of factors, including: (1) national and worldwide economic and capital market conditions; (2) continuing cost-containment efforts in our hospital, clinics, and office market; (3) any changes in the patterns of medical reimbursement that may result from national healthcare reform; (4) our ability to successfully operate our business, including converting our ongoing research and development expenditures into new and improved cardiorespiratory diagnostic products and selling these products and services under our MedGraphics and New Leaf brand names into existing and new markets; (5) our ability to complete our software development initiative and migrate our MedGraphics and New Leaf software platforms to a next generation technology; (6) our ability to maintain our cost structure at a level that is appropriate to our near- to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop; (7) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers; (8) our ability to expand our worldwide international revenue through our distribution partners and our Milan Italy representative office; (9) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products; (10) our ability to defend our existing intellectual property and obtain protection for intellectual property that we may develop in the future; (11) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures; and (12) our dependence on third-party vendors; and (13) the ability of the new members of our senior management team to make a successful transition into their new roles to and for all members of our senior management to develop and implement a successful strategic plan. Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the above discussion is qualified in its entirety by, the other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2010.

Contact:     Mark W. Sheffert, Chairman of the Board, (612) 436-2818

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